EXHIBIT 99

MK RESOURCES COMPANY

Eagle Gate Tower

60 East South Temple, Suite 1225

Salt Lake City, Utah, U.S.A., 84111

Phone: (801) 297-6900/Fax: (801) 297-6950

FOR IMMEDIATE RELEASE

MK RESOURCES COMPANY REPORTS FIRST QUARTER 2005 RESULTS

SALT LAKE CITY, UTAH, May 16, 2005 — MK Resources Company [OTCBB:MKRR] (“Company”) today reported results of operations for the first quarter ended March 31, 2005. The Company reported a net loss of $892,000 ($0.02 per share) for the first quarter of 2005. The Company had no revenues for the first quarter of 2005. For the same period in 2004, the Company reported a net loss of $572,000 ($0.02 per share) on revenues of $339,000.

For more information on the Company’s results of operations for the first quarter of 2005, please see the Company’s Form 10-Q for the three months ended March 31, 2005, which was filed with the Securities and Exchange Commission today.

MK Resources is incorporated in Delaware, and its executive offices are located at 60 East South Temple, Suite 1225, Salt Lake City, Utah 84111.

For more information, contact John Farmer at 801-297-6900 or visit MK Resources Company’s website at www.mkresources.com.

Selected Financial Data

(thousands of dollars, except per share data)

(Unaudited)

	Three Months Ended March 31
	2005	2004
STATEMENT OF OPERATIONS

Total Revenue	$—	$339

Total Operating Expenses	95	202

Gross Profit (Loss)	(95)	137

Exploration Related Expenses	(86)	(77)
General and Administrative Expenses	(708)	(775)
Gain on Disposal of Assets	—	1

Loss from Operations	(889)	(776)
Bankruptcy Recovery	—	196
Interest Expense	(7)	(7)
Investment Income	5	15

Loss before Income Taxes	(891)	(572)

Income Tax Provision	(1)	(-)

Net Loss	$(892)	$(572)

Basic and Diluted Loss per Common Share	$(0.02)	$(0.02)